Exhibit (d)(47)

American Skandia Trust

AST International Growth Portfolio

SUBADVISORY AGREEMENT

Agreement made as of this 17th day of November, 2006 between Prudential Investments LLC (PI), a New York limited liability company and American Skandia Investment Services, Inc. (ASISI), a Maryland corporation (together, the Co-Managers), and Marsico Capital Management, LLC, a Delaware limited liability company (Marsico or the Subadviser).

WHEREAS, the Co-Managers have entered into a Management Agreement (the Management Agreement) dated May 1, 2003, with American Skandia Trust, a Massachusetts Trust (the Fund) and a diversified, open-end management investment company registered under the Investment Company Act of 1940 as amended (the 1940 Act), pursuant to which PI and ASISI act as Co-Managers of the Fund; and

WHEREAS, the Co-Managers desire to retain the Subadviser to provide investment advisory services to the Fund and one or more of its series as specified in Schedule A hereto (individually and collectively, with the Fund, referred to herein as the Fund) and to manage such portion of the Fund’s portfolio as the Co-Managers shall from time to time direct, and the Subadviser is willing to render such investment advisory services; and

NOW, THEREFORE, the Parties agree as follows:

1. (a) Subject to the supervision of the Co-Managers (which shall generally deal jointly and severally with the Subadviser through a single representative to avoid the necessity for Subadviser to provide duplicate information to each of them in performing its obligations under this Agreement) and the Board of Trustees of the Fund (the Board), the Subadviser shall provide investment management services to such portion of the Fund’s portfolio, including the purchase, retention and disposition of securities therein, in accordance with the Fund’s investment objectives, policies and restrictions as stated in its then current prospectus and statement of additional information as provided to the Subadviser (such prospectus and statement of additional information as currently in effect and as amended or supplemented from time to time, being herein called the “Prospectus”), and subject to the following understandings:

(i) The Subadviser shall provide investment advisory services for such portion of the Fund’s portfolio as the Co-Managers shall direct, and the Subadviser shall have discretion without prior consultation with the Co-Managers to determine, from time to time, what investments and securities will be purchased, retained or, sold by such portion of the Fund, and what portion of the assets will be invested or held uninvested as cash. The Fund’s custodian (the Custodian) or the Co-Managers shall be responsible for the daily investment of the Fund’s uninvested cash assets in cash equivalents.

(ii) In the performance of its duties and obligations under this Agreement, the Subadviser shall, act in conformity with the copies of the Agreement and Declaration of Trust, By-Laws and Prospectus of the Fund and any procedures adopted by the Board applicable to the Fund including any amendments to those procedures (Board Procedures) provided to it by the Co-Managers (the Fund Documents), comply with the instructions and directions of the Co-Managers and of the Board, and co-operate with the Co-Managers’ (or their designees) personnel responsible for monitoring the Fund’s compliance. The Subadviser covenants to comply at all times, as applicable, with the 1940 Act, the Investment Advisers Act of 1940, as amended (the Advisers Act), the Internal Revenue Code of 1986, as amended, and all other applicable federal and state laws and regulations, including securities laws. The Co-Managers shall provide Subadviser on a timely basis with copies of any updated Fund Documents.

(iii) The Subadviser shall determine the securities and other investments (other than cash equivalents) to be purchased or sold by such portion of the Fund’s portfolio, as applicable, and shall place orders with or through such persons, brokers, or dealers (including but not limited to Prudential Securities Incorporated or any other broker or dealer affiliated with the Co-Managers or the Funds, as identified by the Co-Managers, or any broker or dealer affiliated with the Subadviser) in accordance with the policies with respect to brokerage as set forth in the Fund’s Prospectus, the Subadviser’s policies and procedures, or as the Board may direct from time to time. In providing the Fund with investment advisory services, it is recognized that the Subadviser shall give primary consideration to seeking best execution (which may not involve the most favorable commission). Within the framework of this policy, the Subadviser may consider the financial responsibility, brokerage services, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Subadviser’s other clients may be a party. In pursuing best execution, the Subadviser shall have discretion to effect investment transactions for the portion of the Fund managed by the Subadviser through broker-dealers (including, to the extent legally permissible, broker-dealers affiliated with the Subadviser) who provide brokerage and/or research services, as such services are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), and to cause the Fund to pay any such broker-dealers an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker-dealer would have charged for effecting that transaction, if the brokerage or research services provided by such broker-dealer, viewed in light of either that particular investment transaction or the overall responsibilities of the Subadviser with respect to the portion of the Fund managed by the Subadviser and other accounts as to which it exercises investment discretion (as such term is defined in Section 3(a)(35) of the 1934 Act), are reasonable in relation to the amount of commission.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by the Subadviser in the manner the Subadviser considers to be equitable and consistent with its policies and procedures as well as its fiduciary obligations to the Fund and to such other clients.

(iv) The Subadviser shall maintain all books and records with respect to the Fund’s portfolio transactions effected by it as required of a subadviser by any applicable federal or state securities laws or regulations, including the 1940 Act, the 1934 Act and the Advisers Act. The Subadviser shall furnish to the Co-Managers or the Board all information relating to the Subadviser’s services under this Agreement reasonably requested by the Co-Managers and the Board within a reasonable period of time after the Co-Managers or the Board makes such request. The Subadviser shall make reasonably available its employees and officers for consultation with any of the trustees or officers or employees of the Fund with respect to any matter discussed herein, including, without limitation, the valuation of the Fund’s securities.

(v) The Subadviser shall provide the Custodian on each business day with information relating to all transactions concerning the portion of the Fund’s assets it manages (excluding cash). The Subadviser shall furnish the Custodian or the Co-Managers with information concerning portfolio transactions each day and such other reports as agreed upon from time to time concerning transactions and portfolio holdings of the Fund, in such reasonable form and frequency as may be mutually agreed upon from time to time by the parties. The Subadviser agrees to review the portion of the Fund managed by the Subadviser and discuss the management of the relevant portion of the Fund with the Co-Managers and the Board as either or both shall from time to time reasonably request.

(vi) The investment management services provided by the Subadviser hereunder are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others. Subject to the Subadviser’s responsibility to the Fund, the Co-Managers agree that Subadviser may give advice or exercise investment responsibility and take such other action with respect to other individuals or entities which may differ from advice given to the Fund. Further, the Co-Managers acknowledge that the Subadviser, or its agent, or employees, or any of the accounts the Subadviser advises, may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund may or may not have an interest from time to time, whether such transactions involve the Fund or otherwise.

(vii) The Subadviser and the Co-Managers understand and agree that if the Co-Managers manage the Fund in a “manager-of-managers” style, the Co-Managers shall, among other things, (i) continually evaluate the performance of the Subadviser through quantitative and qualitative analysis and consultations with the Subadviser, (ii)  periodically make recommendations to the Board as to whether the contract with one or more subadvisers should be renewed, modified, or terminated, and (iii) periodically report to the Board regarding the results of their evaluation and monitoring functions. The Subadviser recognizes that its services may be terminated or modified pursuant to this process.

(viii) The Subadviser acknowledges that the Co-Managers and the Fund intend to rely on Rule 17a-10, Rule 10f-3, Rule 12d3-1 and Rule 17e-1 under the 1940 Act, and the Subadviser hereby agrees that it shall not knowingly consult with any other subadviser to the Fund with respect to transactions in securities for the Subadviser’s portion of the Fund’s portfolio or any other transactions of Fund assets.

(ix) The Subadviser shall provide the Co-Managers a copy of Subadviser’s Form ADV Part II as deemed to be filed with the Securities and Exchange Commission (the Commission).

(x) The Subadviser will at no time have custody or physical control of the securities, cash, or other assets of the Fund. In connection with services to be rendered under this Agreement, the Subadviser is authorized and instructed to rely upon any information, written or otherwise, that it receives from the Fund, the Co-Managers, the Custodian, or any other service provider to the Fund, in the course of carrying out its duties under this Agreement.

(b) The Subadviser shall keep the Fund’s books and records required to be maintained by a subadviser pursuant to paragraph 1(a) hereof in the form and for the period required by Rule 31a-2 under the 1940 Act. The Subadviser agrees that all records which it maintains for the Fund are the property of the Fund, and the Subadviser shall surrender promptly to the Fund any of such records upon the Fund’s request, provided, however, that the Subadviser may retain a copy of such records. The Fund’s books and records maintained by the Subadviser shall be made available, within ten (10) business days of a written request, to the Fund’s accountants or auditors during regular business hours at the Subadviser’s offices. The Fund, the Co-Managers or their respective authorized representatives shall have the right to copy any records in the Subadviser’s possession that pertain to the Fund. These books, records, information, or reports shall be made available to properly authorized government representatives consistent with state and federal law and/or regulations. The Subadviser agrees that the policies and procedures it has established for managing its portion of the Fund portfolio, including, but not limited to, all policies and procedures designed to ensure compliance with federal and state laws and regulations governing the adviser/client relationship shall be provided to the Fund, the Co-Managers or their respective authorized representatives upon reasonable written request within not more than ten (10) business days.

(c) The Subadviser shall maintain a written code of ethics (the Code of Ethics) that it reasonably believes complies with the requirements of Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, a copy of which shall be provided to the Co-Managers and the Fund, and shall institute procedures it believes reasonably necessary to prevent any Access Person (as defined in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act) from violating its Code of Ethics. The Subadviser shall follow such Code of Ethics in performing its services under this Agreement. Further, the Subadviser represents that it has, and covenants that it shall maintain, adequate compliance policies and procedures to ensure compliance with the 1940 Act, the Advisers Act, and other applicable federal and state laws and regulations. In particular, the Subadviser represents that it has adopted Insider Trading Policies and Procedures that it believes are reasonably designed to prevent the misuse of material, nonpublic information by the Subadviser and its employees as required by the Insider Trading and Securities Fraud Enforcement Act of 1988, a copy of which shall be provided to the Co-Managers and the Fund upon reasonable request. The Subadviser shall cooperate reasonably with the Co-Managers for purposes of filing any required reports with the Commission or such other regulator having appropriate jurisdiction.

(d) The Subadviser shall furnish to the Co-Managers, upon reasonable request, information relating to the Fund that is kept or maintained in connection with Subadviser's compliance policies and procedures.

(e) The Subadviser shall be responsible for the voting of the shareholder proxies with respect to the investments and securities held in the relevant portion of the Fund’s portfolio in accordance with the Subadviser’s written proxy voting policy and procedures. The Subadviser will provide reports with respect to proxy voting as reasonably requested by the Co-Managers or as required by applicable law. It shall be the sole responsibility of the Fund, the Co-Managers, or the Custodian (and not the Subadviser) to process and file any claim forms relating to any litigation by or on behalf of the Fund; provided, however, that the Subadviser shall use best efforts to forward to the Co-Managers on a timely basis any claim forms received by the Subadviser that relate to any litigation by or on behalf of the Fund and that the Subadviser shall cooperate with the Co-Managers’ reasonable requests in connection with such claim forms.

(f) Upon reasonable request from the Co-Managers, the Subadviser (through a qualified person) shall assist the valuation committee of the Fund or the Co-Managers in valuing securities of the Fund as may be required from time to time, including the provision of information known to the Subadviser related to the securities being valued.

(g) The Subadviser shall provide the Co-Managers with any information reasonably requested regarding its management of the Fund’s portfolio required for any shareholder report, amended registration statement, or prospectus supplement to be filed by the Fund with the Commission. The Subadviser shall provide the Co-Managers with certification, documentation or other information reasonably requested or required by the Co-Managers for purposes of the certifications of shareholder reports by the Fund’s principal financial officer and principal executive officer pursuant to the Sarbanes Oxley Act of 2002 or other law or regulation. The Subadviser shall promptly inform the Fund and the Co-Managers if the Subadviser determines that any information in the Prospectus relating to the Subadviser or its obligations under this Agreement is (or will become) inaccurate or incomplete.

(h) The Subadviser shall comply with Board Procedures after they are provided to the Subadviser by the Co-Managers or the Fund. The Subadviser shall notify the Co-Managers as soon as reasonably practicable upon detection of any material breach of such Board Procedures.

(i) The Subadviser shall keep the Fund and the Co-Managers informed of developments relating to its duties as subadviser of which the Subadviser has knowledge that would materially affect the Fund. In this regard, the Subadviser shall provide the Fund, the Co-Managers, and their respective officers with such periodic reports concerning the obligations the Subadviser has assumed under this Agreement as the Fund and the Co-Managers may from time to time reasonably request. Additionally, prior to each Board meeting, the Subadviser shall provide the Co-Manager and the Board with reports regarding the Subadviser’s management of the relevant portion of the Fund’s portfolio during the most recently completed quarter, in such form as may be mutually agreed upon by the Subadviser and the Co-Managers. The Subadviser shall certify quarterly to the Fund and the Co-Managers that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics, and will report any material violations of the Code of Ethics and material changes in its Code of Ethics as reasonably requested. In the event the Subadviser reports to the Fund and the Co-Managers a material violation of the Subadviser’s Code of Ethics, the Subadviser shall, upon request, also explain what actions, if any, the Subadviser has taken to ensure future compliance with its Code of Ethics. Annually, the Subadviser shall furnish a written report, which complies with the requirements of Rule 17j-1 under the 1940 Act, concerning the Subadviser’s Code of Ethics to the Fund and the Co-Managers. The Subadviser will provide at least annually upon request a written report on its compliance program to assist the Fund’s chief compliance officer (“CCO”) in preparing the CCO’s annual report to the Fund Board under Rule 38a-1. The Subadviser’s report will generally address matters such as the adequacy, design, and operation of Subadviser compliance policies and procedures relevant to services provided by the Subadviser to the Fund, any material changes made to those policies and procedures, any material changes recommended, and any material compliance matters relating to them.

2. The Co-Managers shall continue to have responsibility for all services to be provided to the Fund pursuant to the Management Agreement and, as more particularly discussed above, shall oversee and review the Subadviser’s performance of its duties under this Agreement. The Co-Managers shall provide (or cause the Custodian to provide) timely information to the Subadviser regarding such matters as the composition of assets in the portion of the Fund managed by the Subadviser, cash requirements and cash available for investment in such portion of the Fund, and all other information as may be reasonably necessary for the Subadviser to perform its duties hereunder (including any excerpts of minutes of meetings of the Board that affect the duties of the Subadviser).

3. The assets of the Fund shall be maintained in the custody of the Custodian as designated within an agreement between the Fund and the Custodian. Subadviser shall have no liability for the acts or omissions of the Custodian.

4. For the services provided and the expenses assumed pursuant to this Agreement, the Co-Managers, jointly and severally, shall pay the Subadviser as full compensation therefor, a fee equal to the percentage of the Fund’s average daily net assets of the portion of the Fund managed by the Subadviser, as determined by the Custodian and as described in the attached Schedule A. Fees will be accrued daily and paid monthly. Expense caps or fee waivers for the Fund that may be agreed to by the Co-Managers, but not agreed to by the Subadviser, shall not cause a reduction in the amount of the payment to the Subadviser by the Co-Managers.

5.(a) The Subadviser shall not be liable for any error of judgment or for any loss suffered by the Fund or the Co-Managers in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Subadviser’s part in the performance of its duties or from its reckless disregard of its obligations and duties under this Agreement, provided, however, that nothing in this Agreement shall be deemed to waive any rights the Co-Managers or the Fund may have against the Subadviser under federal or state securities laws. The Co-Managers, jointly and severally, shall indemnify and hold harmless the Subadviser, its affiliated persons, its officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the willful misfeasance, bad faith, gross negligence, reckless disregard of their duties hereunder or violation of applicable law of either, or both, Co-Managers, including, without limitation, the 1940 Act and federal and state securities laws. The Subadviser shall indemnify and hold harmless the Co-Managers, their affiliated persons, their officers, directors and employees, for any liability and expenses, including reasonable attorneys’ fees, which may be sustained as a result of the Subadviser’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties hereunder or violation of applicable law, including, without limitation, the 1940 Act and federal and state securities laws.

(b) The Co-Managers acknowledge and agree that the Subadviser makes no representation or warranty, expressed or implied, that any level of performance or investment results will be achieved by the portion of the Fund managed by the Subadviser or that such portion will match the performance of any benchmark, standard or index, including other clients of the Subadviser, whether public or private.

6. Subject to the right of each of the Co-Managers and the Subadviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction over it, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Co-Managers and the Subadviser in respect thereof; provided, however, that the Subadviser and the Co-Managers may disclose information for operational, compliance, or risk management purposes or as otherwise appropriate for the Subadviser and the Co-Managers to perform their respective duties.

7. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as such continuance is specifically approved at least annually in conformity with the requirements of the 1940 Act; provided, however, that this Agreement may be terminated by the Fund at any time by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund, or by the Co-Managers or the Subadviser at any time, all without the payment of any penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party. This Agreement shall terminate automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement. The Subadviser agrees that it shall promptly notify the Fund and the Co-Managers of the occurrence or anticipated occurrence of any event that would result in the assignment (as defined in the 1940 Act) of this Agreement, including, but not limited to, a change or anticipated change in control (as defined in the 1940 Act) of the Subadviser; provided that the Subadviser need not provide notice of such an anticipated event before the anticipated event is a matter of public record. Notwithstanding any provisions to the contrary in this Agreement, this Agreement shall terminate automatically upon notice to the Subadviser of the execution of a new investment advisory agreement with a successor subadviser.

8. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, or similar overnight mail, postage prepaid, (1) to the Co-Managers at Gateway Center Three, 100 Mulberry Street, 4th Floor, Newark, NJ 07102-4077, Attention: Secretary (for PI) and at One Corporate Drive, Shelton, Connecticut 06484, Attention: Secretary (for ASISI); (2) to the Fund: Gateway Center Three, 4th Floor, 100 Mulberry Street, Newark, NJ 07102-4077, Attention: Secretary; or (3) to the Subadviser: 1200 17th Street, Suite 1600, Denver, Colorado 80202 Attn: Mary Watson.

9. Nothing in this Agreement shall limit or restrict the right of any of the Subadviser’s directors, officers or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict the Subadviser’s right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

10. During the term of this Agreement, the Co-Managers agree to furnish the Subadviser at its principal office all Prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Fund or the public, which refer to the Subadviser in any way, prior to use thereof and subject to the reasonable and timely comments of the Subadviser. Sales literature may be furnished to the Subadviser hereunder by first-class or overnight mail, facsimile transmission equipment, confirmed email or hand delivery.

11. The parties to this Agreement each agree to cooperate in a reasonable manner with each other in the event that any of them should become involved in a legal, administrative, judicial or regulatory action, claim, or suit as a result of performing its obligations under this Agreement.

12. This Agreement may be amended solely by mutual written consent, but the consent of the Fund shall also be obtained in conformity with the requirements of the 1940 Act for any matters requiring such approval.

13. This Agreement shall be governed by the laws of the State of New York.

14. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Commission issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act, reflected in any provision of this Agreement, is related by rules, regulation or order of the Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

IN WITNESS WHEREOF, the Parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

PRUDENTIAL INVESTMENTS LLC

By:	______________________________
Name:	______________________________
Title:	______________________________

AMERICAN SKANDIA INVESTMENT SERVICES, INC.

By:	______________________________
Name:	______________________________
Title:	______________________________

MARSICO CAPITAL MANAGEMENT, LLC

By:	______________________________
Name:	Christopher J. Marsico
Title:	President

SCHEDULE A

American Skandia Trust

As compensation for services provided by Marsico Capital Management, LLC (Marsico) under this Agreement to the portfolio identified below, Prudential Investments LLC (PI) and American Skandia Investment Services, Inc. (ASISI), jointly and severally, will pay Marsico a fee on the net assets managed by Marsico that is equal, on an annualized basis, to the following:

Portfolio Name	Advisory Fee

AST International Growth Portfolio	0.45% of average daily net assets to $500 million; 0.40% of average daily net assets from $500 million to $1 billion; and 0.35% of average daily net assets over $1 billion(

Dated as of November 17, 2006.

_________________________

( For purposes of calculating the fee payable to Marsico, the assets managed by Marsico in the AST International Growth Portfolio will be aggregated with the assets managed by Marsico in the SP International Growth Portfolio of The Prudential Series Fund and any other portfolio subadvised by Marsico on behalf of PI, ASISI, or both, pursuant to substantially the same international investment strategy and for which Marsico and PI, and/or ASISI, as applicable, shall agree in writing will be aggregated for purposes of calculating the fee payable to Marsico.